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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25



                           NOTIFICATION OF LATE FILING

(Check One):
|_| Form 10-K |_| Form 11-K |_| Form 20-F |X| Form 10-Q |_| Form N-SAR

               For Period Ended:  June 30, 2000
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               [ ] Transition Report on Form 10-K
               [ ] Transition Report on Form 20-F
               [ ] Transition Report on Form 11-K
               [ ] Transition Report on Form 10-Q
               [ ] Transition Report on Form N-SAR

               For the Transition Period Ended:
                                                ---------------

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                                        ---------------


                                     PART I
                             REGISTRANT INFORMATION

                            Elgin Technologies, Inc.
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                             Full Name of Registrant


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                            Former Name if Applicable

                                10 Columbia Drive
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           Address of Principal Executive Office (Street and Number)

                                Amherst, NH 03031
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                            City, State and Zip Code



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                                     PART II
                             RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

|X| |    (a)      The reasons described in reasonable detail in Part III of this
    |             form could not be eliminated without unreasonable effort or
    |             expense;
    |
|X| |    (b)      The subject annual report, semi-annual report, transition
    |             report on Form 10-K, 20-F, 11-K or N-SAR, or portion
    |             thereof, will be filed on or before the 15th calendar day
    |             following the prescribed due date; or the subject quarterly
    |             report or transition report on Form 10-Q, or portion thereof
    |             will be filed on or before the fifth calendar day following
    |             the prescribed due date; and
    |
|_| |    (c)      The accountant's statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.


         The Registrant is unable to file its Quarterly Report on Form 10-QSB for the period ended June 30, 2000 within the prescribed period because the information needed to complete the Quarterly Report on Form 10-QSB has not been processed due to business commitments of key personnel. The Registrant is, therefore, unable to complete the preparation and filing of its Quarterly Report on Form 10-QSB for the period ended June 30, 1998, within the prescribed period.


                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

   Michael J. Smith                            (603)        598-4700
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       (Name)                               (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |X| Yes |_| No



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(3)      Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                            Elgin Technologies, Inc.
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                  (Name of Registrant as Specified in Charter)

         Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  August 14, 2000        /s/ Michael J. Smith
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                              By: Michael J. Smith
                              Title:  Chief Financial Officer



Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
         Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001)